Exhibit 99.1

BLUE COAT ANNOUNCES UPDATE ON ONGOING REVIEW OF

HISTORICAL STOCK OPTION PRACTICES

SUNNYVALE, Calif., September 11, 2006 – Blue Coat® Systems (NASDAQ: BCSI), a leader in secure content and application delivery, today provided an update on its voluntary review of historical practices in granting stock options.

On July 14, 2006, Blue Coat announced that an independent committee comprised of certain members of the Company’s Board of Directors is conducting a review of the Company’s historical stock option granting practices since its initial public offering in November 1999. The independent committee is being assisted by independent legal counsel and accounting experts. As of July 14, 2006, the independent committee had reached a preliminary conclusion that actual measurement dates for financial accounting purposes of certain stock option grants issued in the past likely differ from the recorded grant dates of such awards. The Company also announced that the review had not yet been completed.

Although the independent committee’s review is ongoing, the Company’s Board of Directors, with the concurrence of the independent committee, have now determined that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), the actual measurement dates for financial accounting purposes of certain stock options granted primarily during fiscal years 2000-2004 differ from the recorded grant dates of such awards. Consequently, new measurement dates for financial accounting purposes will apply to the affected awards, which will result in additional and material non-cash stock-based compensation expense.

On September 7, 2006, the Company’s Board of Directors, with the concurrence of the independent committee, determined that the Company should restate its financial statements beginning in the fiscal year ended April 30, 2000 through the interim period ended January 31, 2006. The estimated adjustments are subject to the completion of both the review by the independent committee and an audit by Ernst & Young LLP before any adjustments are finalized. Upon the completion and audit of the restated financial statements, the Company expects to file its Form 10-K for the fiscal year ended April 30, 2006 and its Form 10-Q for the quarter ended July 31, 2006 with the Securities and Exchange Commission. Accordingly, the Company’s financial statements and the related reports of the Company’s independent registered public accounting firm, Ernst & Young LLP, and all related earnings press releases and communications relating to periods after the Company’s initial public offering in November 1999, including fiscal years 2000 through 2006 and the interim quarters, and the first quarter of fiscal 2007 (ended July 31, 2006), should not be relied upon. Management and the independent committee have discussed this conclusion with Ernst & Young LLP.

Because the review is ongoing, the Company is not yet able to estimate the extent and timing of adjustments that will be required; however, the Company currently believes that the majority of the additional non-cash expense will result from revisions to measurement dates for options granted in fiscal years 2000-2004. The changes in the affected measurement dates will cause non-cash stock-based deferred compensation charges to be amortized in future periods.

Blue Coat expects the additional non-cash stock based compensation expense will not affect the Company’s current cash position or financial condition. Moreover, the adjustments will not affect previously reported revenues. The Company expects to incur significant legal and professional fees associated with the independent committee’s review and the restatement process.

Because the independent committee and Ernst & Young LLP have not completed their review and audit, respectively, additional issues concerning the Company’s historical stock option granting practices and accounting practices could be identified and could result in additional material adjustments.

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provide intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance between users and applications. Blue Coat has installed more than 25,000 appliances worldwide and is ranked #1 by IDC in the Secure Content and Application Delivery segment. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding the extent and timing of adjustments to and restatements of financial statements for prior periods. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Board of Directors, the Audit Committee, the independent committee, and the Company’s independent public accountants concerning matters related to the Company’s stock option grants and other potential adjustments; the inability of the Company to obtain a sufficient extension from Nasdaq to file its Form 10-K to avoid delisting; the Company’s inability to comply with requirements imposed by Nasdaq for continued listing; the Company’s inability to file its Form 10-K in accordance with the Securities Exchange Act of 1934; the review and audit by the Company’s independent auditor of the Company’s fiscal 2006 financial statements; the outcome of inquiries initiated by the Securities and Exchange Commission; additional information or actions resulting from the continued review by the Company’s independent committee; as well as other risks more fully described in the “Risk Factors” section of the Company’s quarterly report on Form 10-Q for the quarter ended January 31, 2006.

Note: All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Media Contact:	Steve Schick	Investor Contact:	Carla Chun
	Blue Coat Systems		Blue Coat Systems
	steve.schick@bluecoat.com		carla.chun@bluecoat.com
	408-220-2076		408-220-2318